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Exhibit 21.1

SUBSIDIARIES OF APAC CUSTOMER SERVICES, INC.

As of January 2, 2005

APAC Customer Services, Inc.

  APAC Customer Services, L.L.C. (99% owned)

    APAC Customer Services of Texas, L.P. (99% owned)

  APAC Customer Services of Illinois, Inc. (100% owned)

    APAC Customer Services, L.L.C. (1% owned)

  APAC Customer Services General Partner, Inc. (100% owned)

    APAC Customer Services of Texas, L.P. (1% owned)

  ITI Holdings, LLC (100% owned)

  APAC Customer Services of Iowa, L.L.C. (100% owned)

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  Exhibit 21.1
SUBSIDIARIES OF APAC CUSTOMER SERVICES, INC. As of January 2, 2005